Exhibit 99.1

1.           On February 24, 2025, the Issuer and College Top Holdings, Inc. (“College Holdings”) entered into a Share Repurchase Agreement (the “Repurchase Agreement”), pursuant to which the Issuer must conduct weekly repurchases of College Holdings’ Non-Voting Ordinary Shares at a purchase price determined by a market based pricing formula as specified in the Repurchase Agreement. The maximum amount of Non-Voting Ordinary Shares that may be repurchased each week will be 25% of the applicable allowable limit under Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Repurchase Agreement terminates upon the earlier of: (i) the Company obtaining regulatory approval permitting College Holdings’ equity ownership in the Company to exceed 25%; (ii) the Company determining, as specified in the Repurchase Agreement, that no such approval is required; or (iii) December 31, 2025. On March 14, 2025, the Issuer and College Holdings entered into that Amendment No. 1 to the Stock Repurchase Agreement (the “Amendment No. 1”), pursuant to which the Repurchase Agreement dated February 24, 2025 is modified and amended so that the quantity of shares for each “repurchase transaction” shall be modified to up to 1/3rd of the weekly applicable allowable Rule 10b-18 limit. On April 28, 2025, the Issuer repurchased 793,942 Non-Voting Ordinary Shares from College Holdings at $2.89 per share.

2.           College Holdings holds securities of the Issuer on behalf of Yahoo Inc., its indirect wholly owned subsidiary. College Parent, L.P. (“Parent”) is the sole shareholder of College Holdings. College Parent Holdings GP, LLC (“Parent GP”) serves as the general partner of Parent. AP IX College Holdings, L.P. (“AP IX College”) is the sole member of College GP. AP IX College Holdings GP, LLC (“AP IX College GP”) is the general partner of AP IX College. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX College GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Scott Kleinman, Marc Rowan and James Zelter are the managers, as well as executive officers, of Management Holdings GP.

Each of the entities listed above, other than College Holdings, and each of Messrs. Kleinman, Rowan and Zelter, disclaims beneficial ownership of any of the Issuer’s ordinary shares owned of record by College Holdings, except to the extent of any pecuniary interest therein, and the filing of this Form 4 shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Exchange Act, or for any other purpose.